Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2022, relating to the consolidated financial statements of Xos, Inc. and Subsidiaries, appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ WithumSmith+Brown, PC

Irvine, California

April 26, 2023